Exhibit e


                                USA REIT FUND LLC

                         DISTRIBUTION REINVESTMENT PLAN
                         ------------------------------


INTRODUCTION
------------

USA REIT Fund LLC (the "COMPANY") has established the distribution reinvestment plan (the "PLAN") to provide holders ("SHAREHOLDERS") of common shares of the Company ("SHARES") with a means to reinvest distributions on Shares, less any applicable withholding taxes ("DISTRIBUTIONS"), declared and payable to them, to be invested, in additional Shares, as described herein.

Distributions on Shares (including Plan Shares) will be reinvested on behalf of those Shareholders who participate in the Plan ("PLAN PARTICIPANTS") by Computershare Investor Services, LLC, as agent under the Plan (the "PLAN AGENT") on the terms and conditions contained in the Company's distribution reinvestment plan agency agreement (the "AGREEMENT").


PARTICIPATION IN THE PLAN
-------------------------

A Shareholder may elect to become a Plan Participant by notifying the Plan Agent via the applicable participant ("CDS PARTICIPANT") in The Canadian Depository for Securities Limited ("CDS") depository service through which such Shareholder holds its Shares that the Shareholder wishes to become a Plan Participant. A CDS Participant must provide such notice on behalf of a Plan Participant to CDS in the prescribed form in sufficient time to allow CDS in turn to provide notice to the Plan Agent prior to 5:00 p.m. (Toronto time) two Business Days before the Record Date in respect of each Distribution in which such Plan Participant intends to participate.

Participation in the Plan is restricted to Shareholders who are residents of Canada.


ADMINISTRATION
--------------

The Company shall pay to the Plan Agent, on behalf of the Plan Participants, all amounts paid as Distributions on Shares (including Plan Shares) for which Plan Participants are the beneficial owners of record on the last business day of the month (the "RECORD DATE") immediately preceding the date on which the Company makes a distribution to Shareholders (each such date being a "DISTRIBUTION DATE"). The Plan Agent shall purchase Plan Shares for the Plan Participant on the terms and conditions set out below under "Purchase of Shares by Plan Agent" and in the Agreement. The Plan Agent shall not be obligated to expend any of its own funds in carrying out its duties under the Agreement and shall not be liable for failing to do so.

The Company expects to make distributions on a monthly basis.

Plan Shares will be credited by CDS for the benefit of a Plan Participant to the account of the applicable CDS Participant through whom a Plan Participant holds Shares.

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                                      -2-

PURCHASE OF SHARES BY PLAN AGENT
--------------------------------

Distributions due to the Plan Participants will be applied, on behalf of Plan Participants, to purchase whole Plan Shares. Such purchases will be made in the market at prevailing market prices by the Plan Agent during the 6 trading day period following the Distribution Date. On the expiry of such 6 day period, the Plan Agent will pay in cash to CDS the unused part, if any, of the Distributions attributable to Plan Participants, and will cause CDS to credit the appropriate CDS Participant's account with the appropriate amount of cash on behalf of a Plan Participant.

The Plan Shares purchased in the market will be allocated on a pro rata basis to the Plan Participants based on their respective entitlement to the Distributions used to purchase Plan Shares.


CERTIFICATES
------------

Certificates representing Plan Shares purchased under the Plan will not be issued to Plan Participants.


VOTING OF PLAN  SHARES
----------------------

Plan Shares may be voted in the same manner as the Plan Participants' other Shares may be voted.


COMMISSIONS AND ADMINISTRATIVE COSTS
------------------------------------

All commissions and administrative costs associated with the operation of the Plan will be borne by the Company as set out in the Agreement.


RESPONSIBILITIES OF THE ADMINISTRATOR AND THE PLAN AGENT
--------------------------------------------------------

None of the Company, Brompton Capital Advisors Inc. (the "ADMINISTRATOR") or the Plan Agent shall be liable for any act done by any of them in good faith or for any good faith omission to act. In particular, none of the Company, the Administrator or the Plan Agent shall have any liability with respect to the prices at which Plan Shares are purchased for the Plan Participants' accounts or the times at which such purchases are made.

PLAN PARTICIPANTS SHOULD RECOGNIZE THAT NONE OF THE COMPANY, THE ADMINISTRATOR OR THE PLAN AGENT CAN ASSURE A GAIN OR PROTECT AGAINST LOSS AS A RESULT OF PLAN PARTICIPANTS HOLDING PLAN SHARES.


AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN AND PLAN AGENT
------------------------------------------------------------

The Company, or the Administrator on the Company's behalf, may terminate the Plan in its sole discretion, upon not less than 30 days' notice to: (i) the Plan Participants, via the CDS Participants through which the Plan Participants hold their Shares and (ii) the Plan Agent. The Company, or the Administrator on the Company's behalf, may also amend, modify or suspend

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                                      -3-

the Plan at any time in its sole discretion, provided that it complies with certain requirements and gives notice of that amendment, modification or suspension to: (i) CDS Participants through which the Plan Participants hold their Shares; and (ii) the Plan Agent.

The Company, or the Administrator on the Company's behalf, may, in its sole discretion, and upon at least 90 days' written notice to the Plan Agent, remove the Plan Agent and appoint any person or entity licensed to carry on the business of a trustee or trust company as the Plan Agent.

Similarly, the Plan Agent may resign as agent under the Plan upon at least 90 days' written notice to the Administrator and the Company and upon delivery of all documents and monies thereto being held by the Plan Agent on the Company's behalf pursuant to the Agreement.

The Company or the Administrator on behalf of the Company, shall not issue any Plan Shares from the treasury of the Company without first obtaining all regulatory approval to do so and amending the Plan as may be required to permit the acquisition of Plan Shares issued from the treasury of the Company.


NOTICES
-------

All notices required to be given to Plan Participants will be given to CDS, to be further provided to the CDS Participants through which they hold their Shares.

Written communications to be delivered:

         (a)      to the Plan Agent:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  U.S.A.

                  Attention:        ________________________
                  Fax No:           ________________________

         (b)      to the Company:

                  USA REIT Fund LLC
                  c/o Delaware Corporate Organizers, Inc.
                  1201 N. Market Street
                  18th Floor
                  Wilmington, New Castle County, Delaware  19801
                  U.S.A.

                  Attention:        Cindy Caskey
                  Fax No.:          (302) 658-3989

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                  with a copy to the Administrator:

                  Brompton Capital Advisors Inc.
                  Suite 2930, P. O. Box 793
                  Bay Wellington Tower
                  BCE Place
                  181 Bay Street
                  Toronto, Ontario M5J 2T3

                  Attention:        Chief Financial Officer
                  Fax No:           (416) 642-6001